LIABILITIES UNDERTAKING


     THIS LIABILITIES UNDERTAKING dated effective as of October 5, 1998, by VENTURI TECHNOLOGIES, INC., a Nevada corporation (hereinafter called the "Purchaser"), and Disaster Plus Corp., a Utah corporation ("Disaster Plus"), and Robert
D. Bleyl and David J. Bleyl, owners of Disaster Plus Corp. and owner of certain assets used by Disaster Plus in its carpet cleaning business ("Bleyls"), with business addresses of 960 East 155 South, Lindon, Utah 84042 (Disaster Plus and Bleyls are hereinafter called the "Sellers").

                      W I T N E S S E T H:

     WHEREAS, pursuant to an Agreement of Purchase and Sale of Assets dated effective October 5, 1998, among Purchaser and Sellers (the "Agreement"), Sellers have concurrently herewith sold, assigned, transferred, conveyed and delivered to Purchaser substantially all of the business, assets, properties, goodwill and rights of Sellers as a going concern (the "Sellers' Assets"); and

     WHEREAS, in partial consideration therefor, the Agreement requires Purchaser to execute and deliver to Sellers this Undertaking;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which by Purchaser is hereby acknowledged, Purchaser hereby agrees as follows:
               1. Purchaser hereby undertakes, assumes and agrees, subject to the exceptions and limitations contained herein, to perform, pay or discharge, and to indemnify Sellers with respect to, all of the debts, contractual obligations, and liabilities of Sellers relating directly to, and arising out of, the carpet cleaning business conducted by Disaster Plus, except those debts and liabilities that are set forth on Schedule "A" attached hereto.

     2. Notwithstanding anything to the contrary contained above, the debts, liabilities and obligations assumed by Purchaser under Paragraph 1 hereof shall not include any:

          (a) legal, accounting, brokerage, finder's fee, taxes or other expenses incurred by Sellers in connection with the Agreement or the consummation of the transactions contemplated; or

          (b) federal, state or local income, franchise, excise, sales, use, property, payroll or similar taxes imposed on Sellers except to the extent that (i) such taxes constitute debts or liabilities of Sellers which would be assumed by Purchaser under the Provisions of paragraph 1(a) above, (ii) Purchaser gets the benefits of all deposits, escrow accounts or other payments made or collected by such Sellers on account of or with respect to such tax liabilities; and (iii) the Sellers comply with each of the following conditions:

               (A)  The Sellers shall afford Purchaser the
          right, at its option, to assume the entire control of the preparation and filing of all tax returns with respect thereto, and the Sellers shall keep Purchaser fully advised as to any and all investigations, audits or other proceedings or communications by any taxing agent or authority which may affect the amount of the tax liabilities being assumed hereunder; and

               (B)  The Sellers shall afford Purchaser the
          right, at its option, to assume the entire control of any such audit or other proceeding insofar as it may relate to the liabilities of the Sellers assumed hereunder, including the defense, compromise or settlement thereof, and in connection therewith the Sellers shall cooperate fully and make available to Purchaser all information under its control relating thereto which Purchaser may reasonably request and shall execute and deliver to Purchaser such powers-of-attorney or other documents which Purchaser may reasonably deem necessary or desirable to effectuate the foregoing.

          (c) liabilities or obligations of Sellers resulting or arising from claims for personal injury or property damage or out of any breach of any nonperformance by Sellers of any contract, commitment or obligation imposed by law or otherwise, except to the extent covered by insurance proceeds payable to or on behalf of Purchaser; or

          (d) debts, liabilities or obligations arising under any contract which has not been assigned to Purchaser so that Purchaser will enjoy the full benefits thereunder or which is listed in any Schedule to the Agreement and specifically designated thereon as "Not Assumed"; or

          (e) debts, liabilities or obligations of Sellers, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent specifically set forth on Schedule "A" attached hereto in connection with the purchase of goods or services in the ordinary course of Sellers' business and in conformity with the representations, warranties and covenants contained in the Agreement; or

          (f) accounts payable incurred by Sellers that are more than thirty (30) days past due as of the date of the Closing.

     3. Nothing contained herein shall require Purchaser to pay or discharge any debts or obligations expressly assumed hereby so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof.

     4. It is expressly understood and agreed that all debts, liabilities and obligations not assumed hereunder by Purchaser shall remain the sole obligation of Sellers, successors and assigns, and no person, firm or corporation other than Sellers shall have any rights under this Undertaking or the provisions herein.


                              VENTURI TECHNOLOGIES, INC.
                               a Nevada corporation



                              By: /s/ John Hopkins
                                   Its:  President

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                          SCHEDULE "A"

         Debts and Liabilities Not Assumed by Purchaser